Exhibit 10.2

SEVERANCE AGREEMENT

AND RELEASE OF ALL CLAIMS

1.	This Severance Agreement and Release of All Claims (this “Agreement”) is entered into between BioMarin Pharmaceutical Inc., including its officers, directors, managers, agents, and representatives (collectively, the “Company”) and Stephen Aselage (“Employee”). The purpose of this Agreement is to arrange a severance of Employee’s employment with Company on a basis that is satisfactory both to the Company and to the Employee.

2.	Employee’s termination date for all purposes will be October 15, 2012 (the “Termination Date”).

3.	Both Employee and Company are entering into this Agreement as a way of concluding the employment relationship between them and of settling voluntarily any dispute or potential dispute that Employee has or might have with Company as of the date this Agreement is signed.

4.	Company agrees to continue Employee’s salary through the Termination Date.

5.	Company agrees to pay to Employee severance pay in the amount of Six Hundred One Thousand Eight Hundred Eighty Eight Dollars ($601,881) (the “Severance Amount”). This amount will be paid in a lump sum within ten (10) business days of Employee re-executing this Agreement upon the Termination Date. All appropriate payroll taxes will be deducted therefrom.

6.	Employee agrees and understands that after October 15, 2012 he will no longer be eligible to participate in the Company’s 401(k) Retirement Savings Plan, Short or Long-Term Disability Plans, Educational Assistance Plan, Employee Stock Purchase Plan, Long-Term Equity Compensation Plan, or any other employee benefit plans as of the Termination Date, except for COBRA coverage. Notwithstanding the foregoing, Employee will be covered under the medical, dental and vision coverage, if any, selected under the Company’s Health and Welfare plans through October 31, 2012. Subsequently, Employee will be eligible for COBRA coverage as required by law.

7.	Employee agrees that he will submit any business expense reports to the Company within fifteen (15) days after the Termination Date, and the Company agrees to pay all such properly submitted expense reports subject to Company policy in accordance with its customary procedures. Company hereby releases Employee from any and all liability Employee may have to Company for expense reports submitted prior to the date of initially signing this Agreement.

8.	Employee agrees that, on the Termination Date, he shall return to the Company all Company property, including but not limited to all computer equipment, mobile devices, keys, key cards, security badges, passwords, tangible proprietary information, documents, books, records, reports, proprietary customer and contact lists, computer files and data (and any copies thereof), which exist in any medium, which were prepared or obtained by Employee in the course of or incident to his employment.

9.	Employee warrants and represents that he has not and will not improperly disclose any non-public Company materials, documents, or other confidential information (“Confidential Information”) to third parties. Because Company’s damages resulting from any such violation(s) would be impracticable and extremely difficult to fix in an actual amount, the liquidated amount of damage(s) presumed to be sustained from any such violation will be disgorgement of one half of the Severance Amount and $5,000.00 per violation. That sum is agreed on as compensation for the injury suffered by Company and not as a penalty. Employee further agrees and stipulates that disclosure of Confidential Information will result in irreparable harm to Company for which monetary damages would be inadequate to compensate, and that any such improper disclosure of Confidential Information will entitle the Company to injunctive relief.

10.	As consideration for this severance payment, Employee, for Employee and Employee’s spouse, heirs, executors, representative and assigns, forever releases the Company from any and all claims, actions, and causes of action which Employee has or might have concerning Employee’s employment with Company or the termination of employment, up to the date of the signing of this Agreement, to the fullest extent such claims are releasable by law. All such claims are forever barred by this Agreement without regard to whether those claims are based upon any alleged breach of contract or covenant of good faith and fair dealing; any alleged employment discrimination or other unlawful discriminatory acts, including claims under Title VII, the Fair Employment and Housing Act, the Americans with Disabilities Act, the California Labor Code, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, any alleged tortious act resulting in physical injury, emotional distress, or damage to reputation or other damages, or any other claim or cause of action as of the date of the signing of this Agreement.

11.	Employee agrees that the foregoing payments shall constitute all money and benefits owed or payable to Employee, including all amounts due under that certain Amended and Restated Employment Agreement, with an effective date of April 9, 2007, as amended, by and between the Company and Employee (the “Employment Agreement”), and that Employee will not seek any further compensation from the Company for any other claims, damages, costs or attorneys fees. Company and Employee agree that the terms of this Agreement shall supersede and, to the extent necessary to give effect to this Agreement, amend and modify the Employment Agreement.

12.	The parties acknowledge that California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Being fully informed of this provision of the Civil Code, Employee and Company waive any rights under that section, and acknowledge that this Agreement extends to all claims Employee has or might have against Company, whether known or unknown.

13.	Employee understands that:

13.1.	Employee has twenty one (21) days in which to consider signing this Agreement. Employee agrees that should he decide to sign this Agreement before the one (21) day review period expires, such decision and waiver of the twenty-one (21) day review period is knowing, voluntary and his alone.

13.2.	Employee should carefully read and fully understand all of the terms of the Agreement;

13.3.	Employee is, through this Agreement, releasing Company from any and all claims Employee may have against it;

13.4.	Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

13.5.	Employee knowingly and voluntarily intends to be legally bound by this Agreement;

13.6.	Employee was advised and hereby is advised in writing to consult with an attorney of Employee’s choice prior to signing this Agreement; and

13.7.	Employee has a full seven (7) days following the signing of this Agreement to revoke it and Employee has been, and hereby is, advised in writing that this Agreement will not become effective or enforceable until that seven (7) day revocation period has expired and Employee has not revoked the Agreement.

14.	This Agreement is in full satisfaction of disputed claims and by entering into this Agreement, Company is in no way admitting liability of any sort. This Agreement, therefore, does not constitute an admission of liability of any kind. The Company’s obligations under Section 5 of this Agreement are conditioned on Employee re-executing this Agreement on or within five (5) business days after the Termination Date.

15.	Employee agrees that he will not seek reemployment with the Company at any time, nor shall the Company be under any obligation to rehire him.

16.	Employee will cooperate with requests for information or assistance that the Company may make from time to time up until Employee’s Termination Date.

17.	Employee agrees that for two (2) years after the Termination Date, Employee will not directly or indirectly solicit, hire or encourage the soliciting or hiring of any individual employed by the Company or any of its subsidiaries. Employee also agrees that for two (2) years after the Termination Date, Employee will not directly or indirectly induce any individual employed by the Company or any of its subsidiaries to leave the Company or subsidiary for any reason whatsoever.

18.	In regard to future employment references, the Company agrees that no one other than the Company’s Human Resources department will release employment information and said information will only be dates of employment, most recent annual base salary, and job title. Additionally, Employee agrees that the Chief Executive Officer may provide a reference, written or oral, with such content as the Chief Executive Officer deems appropriate.

19.

Employee agrees that Employee will not make negative comments, in any media, about the Company’s management or employees, members of its board of directors, policies, practices, direction, finances, or philosophy. Subject to Section 18, the officers of the Company will not make negative comments about Employee’s performance while he was employed by the Company.

20.	Company will not contest Employee’s claim for unemployment benefits, however, Company reserves the right to review and correct or confirm Employee’s reason for termination if necessary or requested by the Employment Development Department.

21.	Should any provision of this Agreement be determined by any court to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected, and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of this Agreement.

22.	Employee and Company agree that any prior communications that may have referenced certain notice and termination benefits are superseded by this Agreement, for which good and valuable consideration has been exchanged.

23.	Employee and Company agree that this Agreement contains their complete and final agreement and that there are no representations, statements, or agreements that have not been included within this Agreement.

24.	Employee and Company acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this written Agreement.

25.	This Agreement shall be binding upon Employee and Company, the parties to this Agreement and upon their heirs, administrators, representatives, executors and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

26.	This Agreement shall be interpreted, enforced and governed by the laws of the state of California without regard or giving effect to its conflict of laws principles. Employee and Company agree that any dispute regarding the application and interpretation or alleged breach of this Agreement shall be resolved through arbitration in accordance with the procedures set forth in Section 9 of the Employment Agreement.

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27.	This Agreement may be executed in several counterparts, including by facsimile, .pdf file, or photocopied signature, each of which shall be an original, but all of which together shall constitute one and the same agreement.

28.	BioMarin is a federal (sub)contractor subject to all provisions of E.O. 11246, Sec. 503 of the Rehabilitation Act, and the Vietnam Era Veterans’ Readjustment Act.

STEPHEN ASELAGE		BIOMARIN PHARMACEUTICAL INC.

/s/ Stephen Aselage		/s/ Mark Wood
		BY:	MARK WOOD
		ITS:	SR. VICE PRESIDENT, HUMAN
DATE:	August 30, 2012	RESOURCES & CORPORATE AFFAIRS
		DATE:	September 4, 2012

Employee hereby re-executes and agrees to the terms of this Agreement, including the release of claims as set forth in Section 10, through the date indicated below.

STEPHEN ASELAGE

DATE: